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                                                                    EXHIBIT 11.0

                                 ErgoBilt, Inc.
                         Earnings per Share Calculation
                           Third Quarter Ended 9/30/97



                                                               1997             1996
                                                              13 Weeks         13 Weeks
                                                             ----------       ----------
Weighted average shares and equivalent
shares outstanding

                         Common stock outstanding             6,056,000        2,770,285
                         Common stock equivalents                20,346               --

                                                             ----------       ----------
                         Shares outstanding                   6,076,346        2,770,285
                                                             ==========       ==========

                         Net Profit (Loss)                   $1,372,911      $  (261,270)

                         Net Profit (Loss) Per Share         $     0.23      $     (0.09)